Exhibit 99

PRESS RELEASE

For Immediate Release	May 22, 2013
For Further Information:	Tim O’Dell, CEO
Phone: 330.576.1900
Fax: 330.666.7959

CENTRAL FEDERAL CORPORATION ANNOUNCES APPOINTMENT OF NEW DIRECTOR

Fairlawn, Ohio - May 22, 2013 - Central Federal Corporation (NASDAQ: CFBK), the parent company of CFBank, today announced the appointment of Robert H. Milbourne as a director of the Company and CFBank.

Mr. Milbourne has been engaged in economics, strategic planning, mergers and acquisitions of Fortune 500 companies as well as working as State Budget Director in Wisconsin. He earned his Bachelor’s degree in economics with honors at the University of Wisconsin in Madison. He also has a Master’s in Public Policy at the University of Wisconsin. He attended the Harvard Business School where he completed the Advanced Management Program.  Milbourne was the first President and CEO of the Columbus Partnership, an organization of leading CEOs in Central Ohio that aims to improve the economic growth of the region.  He also led a similar group in Milwaukee, Wisconsin for 17 years.

He has over thirty years of experience in the financial world. He currently is the head of RHM Advisors, a business consulting firm, specializing in business strategy, financing, and corporate development for public and private companies. He is also a consultant to business for government affairs, governance and project development.

Bob Hoeweler, Chairman of the Board, commented, “We welcome Bob to the Board and look forward to working with him. Bob’s skills and experience augment those of the current Board members. Additionally, Bob has served on many corporate and nonprofit boards.”

Tim O’Dell, CEO, added, “We are excited to have Bob Milbourne join the Board of CFBank and Central Federal Corporation. Bob has many levels of business experience and is well connected to the local business community. Serving small to mid-sized businesses along with the executives and entrepreneurs who own and run them is the key focus of CF Bank. Bob’s business background and business connections will enable him to be a strong contributor in helping us to ensure the success and growth of CFBank.”

About Central Federal Corporation and CFBank

Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank is a full service business bank, along with being an active residential mortgage lender, in addition to providing consumer deposit and loan products and services.   We serve the NE and Central Ohio markets through our offices in Fairlawn and Worthington, Ohio. In addition, we have full service banking offices in Calcutta and Wellsville, Ohio, which are located in what is considered the Utica Shale investment corridor. Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com.

Forward-Looking Information

Statements in this release that are not statements of historical fact are forward-looking statements. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes it has chosen these assumptions or bases in good faith and that they are reasonable. We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. The forward-looking statements included in this release speak only as of the date they are made. We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.